Neah Power's BuzzBar™ Recharging Suite

BuzzBar Suite of Products

Neah Power's forthcoming BuzzBar Recharging Suite is a game-changer. For the first time, consumers will no longer be tied to one power source to recharge their mobile electronic devices.

The BuzzBar is the first product to market that allows for multiple power sources including; plug-in grid power, AA battery power (BuzzBat), solar power (BuzzSol), and liquid fuel cell power (found exclusively in Neah Power's BuzzCell technology).

Neah Power has been developing the technology for the Recharging Suite for over two years at their labs in Bothell, Washington just outside of Seattle. The product suite has been through multiple iterations and is now in final prototyping and in the hands of select consumers and commercial partners for final evaluation.


GRID POWER
BUZZBAT
BUZZSOL
BUZZCELL
BUZZBAR
MOBILE DEVICE

The BuzzBar is the only product on the market that allows for multiple re-charging sources.

The BuzzCell and Formic Acid Fuel

Exclusive to Neah Power, the BuzzCell power source uses formic acid. Neah's passive-direct formic acid fuel cell enables extended run times for portable electronics and hybrid systems. The fuel cell can be designed for continuous grid-free operation. The power range for stacks (cells in series or parallel configurations) is available in 3W up to 25W. Multiple stacks may be utilized for higher power applications.

Formic acid is a safe, energy dense storage medium for hydrogen. It is a common preservative and antibacterial agent and occurs naturally in ants and bees. Formic acid is also a renewable energy source, and can also be obtained by aqueous catalytic partial oxidation of wet biomass (OxFA process). As for the byproducts, when formic acid is heated the byproduct is carbon monoxide and water, or upon exposure to catalysts formic acid decomposes to hydrogen and carbon dioxide. Although it must be handled safely, unlike more traditional fuels, such as gasoline, formic acid is not flammable in 85% concentration. The principal danger from formic acid is from skin or eye contact with concentrated liquid or vapors.

Visit www.NeahPower.com for more information.

22118 20TH AVENUE SE | SUITE 142 | BOTHELL, WA 98201 | (425) 424.3324